EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 24, 2013 relating to the consolidated financial statements and financial statement schedule of Mitel Networks Corporation and subsidiaries and the effectiveness of Mitel Networks Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Mitel Networks Corporation for the year ended April 30, 2013.

/s/ Deloitte LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Ottawa, Canada

June 25, 2013